                                                                   EXHIBIT 8

___________________________, 1998



BY HAND
-------

Whitney Holding Corporation
Attention:  Mr. William L. Marks
228 St. Charles Avenue
New Orleans, Louisiana  70130

Louisiana National Security Bank
Attention:  Mr. James H. Thibaut
420 Mississippi Street
Donaldsonville, Louisiana  70346


Dear Messrs. Marks and Thibaut:


This opinion is being furnished to you in connection with the proposed acquisition of Louisiana National Security Bank ("Bank") in exchange for stock of Whitney Holding Corporation ("Whitney"), which is expected to be completed on ________________________________, 1998 ("the Effective Date"). You have requested our opinion concerning the following:

  . That the merger of Bank into Whitney National Bank ("WNB"), a wholly owned subsidiary of Whitney, will qualify as a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("the Code").

  . That the exchange of Bank common stock to the extent exchanged for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Bank common stock with respect to such exchange.

RELIANCE ON CERTAIN FACTS, ASSUMPTIONS, AND REPRESENTATIONS
-----------------------------------------------------------

You have asked for our opinion on the federal income tax consequences to Whitney, Bank, WNB, and the stockholders of Bank. In rendering our opinion, we have relied upon the accuracy and completeness of the facts, assumptions, and information as contained in the Agreement and Plan of Merger dated as of December 5, 1997 (in each case, without regard to any limitation based on knowledge or belief)("Plan of Merger"), including all exhibits attached thereto, the Registration Statement on Form S-4, and the representations included below. You

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Mr. William L. Marks
Mr. James H. Thibaut
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have represented that such facts, assumptions, and representations are true, correct, and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions, or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion. In addition, our opinion is based on such facts, assumptions, and representations as represented to us as of the date of this letter. Any changes in the facts, assumptions, or representations upon which we have relied between the date of this letter and the actual closing of the transaction may require a modification of all or part of this opinion. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of such facts, assumptions, or representations occurring after this date.

PREMISE OF OPINION
------------------

Our opinion is based solely on our interpretation of the Code; U.S. federal income tax regulations thereunder; relevant judicial decisions; and guidance issued by the Internal Revenue Service (the "Service") including revenue rulings and revenue procedures; and other authorities that we deemed relevant; in each case as of the date of this opinion.

U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this opinion. If there is a change in the Code, the regulations thereunder, the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be reevaluated in light of any such changes. Our opinion is as of the date of this letter and we have no responsibility to update this opinion for changes in applicable law or authorities occurring after this date.

Our opinion does not address the potential tax consequences of any transactions, events, or circumstances other than the transaction as described herein. In addition, our opinion is limited to the U.S. federal income tax consequences set forth below. Our opinion does not address any non-income, state, local, or foreign tax consequences of the transaction. We also express no opinion on non-income tax issues, such as corporate law or securities matters.

This opinion does not address the U.S. federal income tax consequences of the transaction to any Bank common stock holder that has a special status, including (without limitation) insurance companies; financial institutions; broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; and persons who are not citizens or residents of the United States; and persons who acquired stock as the
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Mr. William L. Marks
Mr. James H. Thibaut
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____________, 1998

result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

Our opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to such opinion or will not be successful in sustaining such contrary positions. However, should the Service challenge the U.S. federal income tax treatment of the matters discussed below, our opinion reflects our assessment of the probable outcome of litigation based solely on an analysis of the existing authorities relating to such matters.

This opinion is solely for the benefit of Bank and Whitney and is not intended to be relied upon by anyone other than Bank and Whitney. Although you do hereby have our express consent to inform WNB and Bank common stockholders of our opinion by including copies of this letter as an exhibit to the Plan of Merger and as an exhibit in the Registration Statement on Form S-4 for the proposed transaction and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the Registration Statement, we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.

PROPOSED TRANSACTION
--------------------

Our understanding of the proposed transaction is as follows:

     A. On the Effective Date, Bank shall be merged with and into WNB under the Articles of Association of WNB pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a, et. seq. The merger shall become effective at the close of business on the date on which the Bank Merger Agreement, attached as an exhibit to the Plan of Merger, is executed by the respective officers of WNB and Bank (collectively called the "Merging Associations") in the name and on behalf of the Merging Associations (the "Effective Time").

     B. At the Effective Time, all shares of the issued and outstanding common stock of Bank, other than any such shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. Section 215a, and shares held by Bank as treasury shares, shall be converted solely into shares of Whitney common stock. The stockholders of Bank will receive shares of Whitney common stock proportionate in
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Mr. William L. Marks
Mr. James H. Thibaut
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        value based on the terms contained in Section 2 of the Plan of Merger.
        In lieu of issuing fractional shares of Whitney common stock as a result of the merger, common stockholders of Bank will be entitled to receive a cash payment equal to the fair market value of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision.

ADDITIONAL REPRESENTATIONS
--------------------------

The following representations have been made to us by representatives of Whitney, WNB, and Bank:

     a) Whitney, WNB, Bank, and stockholders of Bank will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

     b) There is no intercorporate indebtedness existing between Whitney (or any member of its federal income tax consolidated group) and Bank (or any member of its federal income tax consolidated group).

     c) Bank will be merged with and into WNB pursuant to the provisions of 12 U.S.C. Section 215a, and had Bank merged directly with and into Whitney, such transaction would have constituted a valid merger under the applicable provisions of the Federal or state merger statutes.

     d) Except for restrictions placed upon the disposition of Whitney common stock pursuant to agreements made by certain officers, directors and shareholders of Bank in the shareholder commitments referred to in
          Section 6.02(g) of the Plan of Merger, the Bank common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

     e) The ratio for the exchange of shares of Bank common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Bank common stockholders in the transaction will be approximately equal to the fair market value of the Bank common stock surrendered by such stockholders in exchange therefor.

     f) WNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to
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Mr. William L. Marks
Mr. James H. Thibaut
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____________, 1998

          dissenters, amounts paid by Bank to shareholders who receive cash or other property, amounts used by Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

     g) None of the compensation received by any stockholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     h) Whitney, WNB, and Bank intend that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and
          (a)(2)(D) of the Code and will report it as such in accordance with Treas. Reg. (S)1.368-3.

The following additional representations have been made to us by representatives of Whitney and WNB:

     i) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Bank stockholders instead of issuing fractional shares of Whitney common stock will not exceed one (1) percent of the total consideration that will be issued in the transaction to the Bank stockholders in exchange for their shares of Bank common stock. The fractional share interests of each Bank stockholder will be aggregated, and no Bank stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

     j) Neither Whitney nor any related party has any plan or intention to reacquire any of its stock issued in the transaction. For purposes of this opinion, a "related party" includes any corporation (i) that is a member of any affiliated group, as defined in Section 1504 (determined without regard to Section 1504(b)), of which Whitney is a member, or
          (ii) whose purchase of Whitney stock would be treated as a distribution in redemption of stock of Whitney under Section 304(a)(2) (determined without regard to Treas. Reg. (S)1.1502-80).
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Mr. James H. Thibaut
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____________, 1998

     k) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Whitney and WNB.

     l) Whitney has no plan or intention to sell or otherwise dispose of the stock of WNB; or to cause WNB to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     m) Whitney has no plan or intention to liquidate WNB or to merge WNB with and into another corporation.

     n) Whitney and WNB are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

     o) The assumption by WNB of the liabilities of Bank pursuant to the transaction is for bona fide business purposes and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bank pursuant to the transaction.

     p) Following the transaction, WNB will continue the historic business of Bank, or use a significant portion of these historic business assets in the operation of a trade or business.

     q) Prior to the transaction, Whitney will be in control of WNB within the meaning of Section 368(c)(1) of the Code (i.e., own stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote, and own at least 80 percent of the total number of shares of all other classes of stock of the corporation).

     r) Following the transaction, WNB will not issue additional shares of its stock that would result in Whitney losing control of WNB within the meaning of Section 368(c)(1) of the Code.

     s)   No stock of WNB will be issued in the transaction.

     t) The Whitney stock issued to the Bank shareholders in the merger will be newly issued shares that are being issued on behalf of WNB pursuant to the Plan of Merger.

     u) Whitney and WNB do not own, directly or indirectly, nor has either owned during the past five years, directly or indirectly, any stock of Bank.
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Mr. William L. Marks
Mr. James H. Thibaut
Page 7
____________, 1998


The following representations have been made to us by representatives of Bank:

     v) To the best of the knowledge of the management of Bank, there is no plan or intention by the Bank common stockholders to sell, exchange, or otherwise dispose of a number of shares of Whitney common stock received in the merger of Bank with and into WNB that would reduce the stockholders' ownership of Whitney common stock to a number of shares having a value, as of the Effective Date, of less than fifty (50) percent of the value of all the formerly outstanding common stock of Bank as of the same date. For purposes of this representation, shares of Bank common stock exchanged for cash in lieu of fractional shares of Whitney stock will be treated as outstanding Bank common stock on the Effective Date. Moreover, shares of Bank common stock and shares of Whitney common stock held by Bank stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. Finally, for purposes of this representation, extraordinary distributions (i.e., distributions with respect to stock other than regular, normal dividends), prior to and in connection with the transaction, will be taken into account.

     w) On the Effective Date, the fair market value of the assets of Bank will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

     x) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Bank.

     y) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     z) Bank is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

     aa) The liabilities of Bank assumed by WNB, and the liabilities to which the transferred assets of Bank are subject, were incurred by Bank in the ordinary course of business.

ANALYSIS OF APPLICABLE FEDERAL TAX PROVISIONS
---------------------------------------------

A.   Exchange of Whitney Stock for Bank Stock
     ----------------------------------------
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Mr. William L. Marks
Mr. James H. Thibaut
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____________, 1998

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization.

For purposes of Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Regulation
Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D), the term "party to a reorganization" includes the corporation which is in control of the acquiring corporation.

Section 368(a)(2)(D) provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a) if no stock of the acquiring corporation is used in the transaction and such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.

The "substantially all" requirement for purposes of Section 368(a)(2)(D) has not been statutorily defined. The determination of "substantially all" is based upon all the facts and circumstances of each transaction. The Service's advance ruling guidelines (Revenue Procedure 86-42, 1986-2 C.B. 116) provide that the "substantially all" requirement will be met if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the acquired corporation immediately before the merger are transferred to, and, with certain exceptions, retained by, the acquiring corporation.

Based on the above representations, the merger will qualify as a reorganization under Section 368(a)(1)(A) and (a)(2)(D). In the merger, WNB will acquire substantially all of the assets of Bank in exchange for stock of Whitney, a corporation in control of WNB.

B.   Additional Regulatory Requirements Relating to Tax-Free Reorganizations
     -----------------------------------------------------------------------
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Mr. William L. Marks
Mr. James H. Thibaut
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____________, 1998

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Regulation Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business. Based on the information included in the Registration Statement on Form S-4, as well as management's representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Bank because WNB will either continue the historic business of Bank or use a significant portion of the assets of Bank in a business.

Regulation Section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Section 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to Section 368(a). [Regulation Section 1.368-1(c).] In the Proxy Statement-Prospectus, a discussion of the reasons for the Plan of Merger is included. In general, there is a desire to combine the financial and managerial resources of WNB and Bank to pursue consumer and commercial banking business in markets currently served by Bank. Whitney's business strategy includes expansion in the Gulf Coast region, and Whitney's management identified Bank as an institution that fits well with this strategy. With respect to Bank, the current and prospective economic environment and competitive constraints facing small community based banks was a factor in the decision to adopt the Plan of Merger. Based on the reasons stated in the Proxy Statement-Prospectus and the representations set forth above, the transaction meets the business purpose requirement.

The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the Service announced in Revenue Procedure 77-37, 1977-2 C.B. 568, that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The Service indicated in Revenue Procedure 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.
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Mr. William L. Marks
Mr. James H. Thibaut
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In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 TC 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the continuity of interest requirement is subsequently violated.

Based on the above representations made by representatives of Bank, the continuity of interest requirement should be met with respect to the transaction. Bank has represented that there is no known plan or intention by its shareholders to dispose of an amount of Whitney stock received in the merger that would reduce their stock interest in Whitney to a fair market value less than 50 percent of the fair market value of Bank. However, it should be noted that the continuity of interest requirement will only be satisfied if the actual historic shareholders of Bank, in the aggregate, in fact do receive and retain an amount of Whitney stock that is sufficient to satisfy the requirement. Finally, it is noted that the Service and Treasury Department have recently finalized regulations in the continuity of interest area that in many respects liberalize the rules with respect to dispositions of stock by the shareholders of an acquired company. In general, provided a sufficient amount of stock is issued in the transaction to establish requisite continuity of interest, new Treas. Reg. (S)1.368-1(e) permits shareholders to dispose of such stock immediately following the reorganization (provided that such disposition is not made to the issuing corporation or a corporation related to the issuing corporation, or to a third party acting on behalf of, or as an agent for, the issuing corporation). However, those regulations do not apply to the subject transaction, since such regulations are not applicable to transactions that are carried out pursuant to a binding contract executed prior to January 28, 1998. If those regulations were to apply to the merger, continuity of interest would be satisfied because an amount of stock satisfying the requirement - in this case the sole consideration is Whitney stock (except for cash in lieu of fractional shares and potential dissenters that receive cash) - will be issued in the transaction.

C.   Other Operational Code Provisions
     ---------------------------------
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Mr. William L. Marks
Mr. James H. Thibaut
Page 11
____________, 1998

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

In other official pronouncements (Rev. Rul. 74-515, 1974-2 C.B. 118; Rev. Rul. 74-516, 1974-2 C.B. 121) the Service has treated the distribution of cash as part of a reorganization and in a transaction subject to Section 356 by applying the redemption principles under Section 302. Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Revenue Ruling 66-365, 1966-2 C.B. 116, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as a redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional share(s) redeemed constitute a capital asset in the hands of the holder as discussed below. In Revenue Procedure 77-41, 1977-2 C.B. 574, the Service stated that "a ruling will usually be issued under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under Section 358(a)(1), in the case of an exchange to which Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money and the fair market value of any other non-equity consideration received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.
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Mr. William L. Marks
Mr. James H. Thibaut
Page 12
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It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional share(s) hypothetically received and redeemed. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Revenue Ruling 66-365.

In other instances where other property or money is also received under Section 356, the redemption principles of Section 302 are applied to determine if the payments should be treated as dividend distributions or payments in exchange for stock. Thus, cash payments made by the acquiring corporation to a dissenting shareholder of the acquired corporation in a reorganization under Section 368 are treated as made in exchange for the shareholder's stock if the payment meets the requirements of Section 302. The Supreme Court in Clarke vs. Comr., 489 U.S. 726, applied the tests of Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Section 302 tests were applied to the second hypothetical exchange.

One of the tests of Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after taking into consideration shares of stock of certain related parties the ownership of which is attributed to the shareholder under a complex series of rules under Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)). The constructive ownership rules of Section 302(c) are generally contained in Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's direct ownership interest, the constructive ownership rules may be waived if certain conditions are met.

Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in
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Mr. William L. Marks
Mr. James H. Thibaut
Page 13
____________, 1998

pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(c) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock. Treas. Reg. (S)1.1032-2 provides for tax-free treatment to a controlled corporation, within the meaning of Section 368(c), upon the transfer of stock of the controlling corporation in a tax-free reorganization, provided that such stock of the controlling corporation was received by the controlled corporation pursuant to the plan of reorganization.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferor for purposes of the preceding sentence in the instant case is Bank.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in
Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by
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Mr. William L. Marks
Mr. James H. Thibaut
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another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance of from $1,500 to $3,000 of net capital losses with respect to certain taxpayers other than corporate taxpayers.

OPINION
-------

Based upon all of the foregoing, including representations of the management of Whitney and WNB and the management of Bank, provided the shareholders of Bank receive and retain a sufficient amount of stock in Whitney to satisfy the continuity of interest requirement discussed on pages 9 and 10, it is our opinion with respect to the merger that:

a) The acquisition by WNB of substantially all of the assets of Bank solely in exchange for Whitney common stock and the assumption by WNB of the liabilities of Bank will qualify as a reorganization under the provisions of Section 368(a) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Bank held immediately prior to the proposed transaction.

b) Whitney, WNB, and Bank will each be a "party to a reorganization" (Section 368(b)).

c) No gain or loss will be recognized by Whitney or WNB on the merger of Bank into WNB (Section 1032).

d) No gain or loss will be recognized by Bank on the transfer of all of its assets to WNB pursuant to the plan of merger (Section 361).

e) The tax basis of Bank's assets in the hands of WNB will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)). The tax basis of Bank's assets in the hands of WNB will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

f) The holding period of the assets of Bank in the hands of WNB will include the period during which such assets were held by Bank (Section 1223(2)).
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Mr. William L. Marks
Mr. James H. Thibaut
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     g) No gain or loss will be recognized by Bank shareholders as a result of the exchange of Bank common stock for Whitney common stock pursuant to the merger (Section 354(a)(1)). The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share is distributed as part of the exchange and then redeemed by Whitney. Subject to the conditions and limitations of
        Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share of Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Revenue Ruling 66-365 and Revenue Procedure 77-41).

     h) Each shareholder of Bank who elects to dissent from the merger transaction involving Bank and Whitney under the provisions of 12 U.S.C.
        (S)215a, and receives cash in exchange for his shares of Bank common stock, will be treated as receiving such payment in complete redemption of his shares of Bank, provided such shareholder does not actually or constructively own any Bank common stock after the exchange under the provisions and limitations of Section 302 and the constructive ownership rules of Section 318.

     i) The tax basis of the Whitney common stock received by Bank shareholders will be the same as the basis of the Bank common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are treated as received by the stockholder and redeemed for cash (Section 358(a)(1)).

     j) The holding period of the Whitney common stock received by Bank shareholders will include the period during which the Bank common stock surrendered in exchange therefor was held, provided that the Bank common stock is held as a capital asset in the hands of the Bank shareholders on the Effective Date (Section 1223(1)).

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in this opinion we have applied the standards of "substantial authority" and "more likely than not proper," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is
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Mr. William L. Marks
Mr. James H. Thibaut
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substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

Very truly yours,

ARTHUR ANDERSEN LLP



By
     Charles A. Giraud III

Copies to:
Mr. Joseph S. Schwertz, Jr.
Mr. Paul M. Haygood
Mr. Patrick J. Butler, Jr.
Ms. Elizabeth B. Martin